Exhibit 10.1

New Hire Authorization—Updated Appendix

Stock options covering an aggregate of 60,000 shares of common stock were granted to one non-executive officer employee on September 25, 2006.  The grant was made under the Company’s New Hire Authorization as an inducement to entering into employment with the Company.  All options granted include a ten-year duration and an exercise price equal to the closing price of Dendrite’s stock on the business day immediately preceding the date of grant. The vesting schedule for the options is as follows: (i) twenty-five percent (25%) of the options shall first become exercisable on the first anniversary of date of grant and (ii) the remaining seventy-five percent (75%) shall become exercisable pro rata over the following three (3) year period, on a monthly basis, commencing on the first anniversary of the date of grant and ending on the fourth anniversary of the date of grant.